Intrepid Announces First Quarter 2020 Results

DENVER, May 6, 2020 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter of 2020. Please note a change in the conference call format described in the body of the press release due to updated Denver County stay-at-home restrictions.

Key Takeaways for Q1 2020

•	Cash flow from operations of $14.8 million

•	Net loss of $7.4 million, or $0.06 per share, driven by a one-time litigation settlement described below

•	Adjusted net loss(1) of $2.0 million, or $0.02 per share

•	Adjusted EBITDA(1) of $8.8 million

•	Highly restricted sale of 320 acres of Intrepid South fee land for $4.8 million, resulting in a $4.7 million gain.

Recent Developments

•
Retired Series A Senior Notes of $20 million at maturity on April 16, 2020. After the payment, Intrepid had $26 million in cash on hand, $30 million outstanding on its senior notes, and $30 million in borrowing under its revolving credit facility with $44 million available to borrow.

•
Received $10 million loan under CARES Act Paycheck Protection Program. Intrepid will only use the money to fund payroll and other eligible expenses and expects the majority of the loan will be forgiven pursuant to the current guidelines of the CARES Act.

"We have taken significant steps to assist our employees and communities as we work through the impacts of the COVID-19 pandemic." said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "For our communities, we donated our stockpile of personal protective gear to the local hospital in Moab, Utah and continue our outreach and support of the hospitals and clinics near all our operating sites. As an essential business that supports agriculture, animal feed, and the oil and gas industry, we take our responsibilities seriously. We took decisive steps to safeguard our employees, contractors, and visitors early in March and our facilities continue to operate at normal rates. We established work at home policies for support staff while taking the necessary precautions at our mine sites, including staggered schedules, additional cleaning protocols, visitor limitations, and social distancing whenever possible. We also acknowledge the considerable mental, physical and financial stress caused by the pandemic, and we have provided our employees with resources to support their wellbeing. I'm continually impressed by the strength and resilience of our employees, their families, and the communities where we live and work. It will remain our top priority to support all these groups as we work through these challenging times together."

Jornayvaz continued, "Good weather across our key regions resulted in robust potash and Trio® sales volumes and we saw strong demand in higher-priced international Trio® markets and from our water customers during the quarter. This led to better than expected cash from operations during the quarter as we continue to adjust to the uncertainties of the COVID-19 pandemic. In response to the COVID-19 pandemic we reduced our 2020 capital investment guidance to $15-$20 million to conserve cash and we continue to focus on cost reductions across the organization. While we operate in one of the best oil and gas basins in the United States, recent decreases in the price and demand for oil have created uncertainty in operator's completion schedules and we expect reduced demand for water for the remainder of the year. Despite the downturn in demand, we executed on our strategy to monetize the South ranch in multiple ways through a heavily restricted sale of fee land. In the sale, we retained all water rights, surface access, and limited the use of caliche on the property to prevent sales to third parties. We are working on several other projects with operators in the area as we look to maximize the value of this unique asset. Looking ahead, we expect our diversified revenue streams will help us manage through this ever-changing time and we remain confident in the long-term potential of our company."

Consolidated Results

Intrepid generated a first quarter net loss of $7.4 million, or $0.06 per share and adjusted net loss of $2.0 million or $0.02 per share. Consolidated gross margin decreased to $5.6 million in the first quarter compared to the prior-year period. The decrease in gross margin was driven primarily by reduced average net realized sales price(1) and increased cost of goods sold for potash as a result of the below average evaporation at our potash facilities in the summer of 2019. In the first quarter of 2020, as compared to the first quarter of 2019, Intrepid sold a higher percentage of premium Trio® tons, which carry a higher per ton carrying cost than our other Trio® products. Significant wet weather at our Wendover facility limited the production of magnesium chloride and the product available for sale in the first quarter of 2020, as compared to the first quarter of 2019. These factors more than offset the $3.1 million increase in water sales compared to the first quarter of 2019. Given the dynamic nature of the COVID-19 pandemic Intrepid cannot reasonably estimate the impacts on its financial condition, results of operations or cash flows in the future. The Company expects that the COVID-19 pandemic will have a material effect on revenue growth and overall profitability, particularly for its oilfield solutions segment in future reporting periods.

Net loss was further impacted by the accrual of a $10 million settlement payment agreed upon at our March settlement hearing relating to the Mosaic litigation and partially offset by a gain of $4.7 million on the restricted sale of 320 acres of fee land at the Intrepid South property.

Segment Highlights

Potash

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per ton data)
Sales	$33,791	$34,330
Gross margin	$4,334	$9,364

Potash sales volumes (in tons)	99	88
Potash production volumes (in tons)	137	110

Average potash net realized sales price per ton(1)	$255	$288

Gross margin decreased $5.0 million in the first quarter of 2020, compared to the same period in 2019, due to the decrease in average net realized sales price per ton, increased per ton production costs, and a decrease in byproduct sales.

Sales in the first quarter of 2020 were similar compared to the same period in 2019, as a 13% increase in sales volume was offset by an 11% decrease in average net realized sales price per ton and a $1.8 million decrease in byproduct sales. Agricultural sales volumes benefited from good weather, partially offset by a decrease in industrial sales volumes. Average net realized sales price per ton was lower due to price decreases announced in the summer of 2019 and under the winter-fill program announced in January 2020. Intrepid also sold fewer tons into the industrial market which generally carries higher pricing. Potash segment byproduct sales decreased due to a $1.0 million decrease in magnesium chloride sales and a $0.9 million decrease in salt sales. Wet weather conditions reduced magnesium chloride production during the 2019 season and limited the amount of product available for sale in the first quarter of 2020. Salt sales decreased compared to 2019 as salt availability improved in certain regions of the country in the first quarter of 2020 which reduced Intrepid's sales footprint.

Cost of goods sold increased 19% in the first quarter of 2020, compared to the same period in 2019, due to a 13% increase in sales volume and higher per ton production costs across Intrepid's facilities as a result of the below average evaporation in 2019.

Potash production increased 25% compared to the first quarter of 2019 as Intrepid produced less salt at its Moab facility which allowed for additional days of potash production.

Trio®

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per ton data)
Sales	$22,581	$17,809
Gross (deficit) margin	$(3,555)	$731

Trio® sales volume (in tons)	76	56
Trio® production volume (in tons)	50	63

Average Trio® net realized sales price per ton(1)	$193	$206

Trio® generated a gross deficit of $3.6 million in the first quarter of 2020, compared to a gross margin of $0.7 million in the first quarter of 2019 as increased sales volumes were offset by lower average net realized sales price and increased cost of goods sold.

Sales increased 27% as compared to the same period in 2019 due to a 36% increase in Trio® sales volume offset by a 6% decrease in the average net realized sales price per ton. Increased sales volume was a result of good weather in domestic markets that has advanced the spring application season a few weeks compared to an average year and an increase in export sales. International Trio® sales volumes increased 48% in the first quarter of 2020 compared to the first quarter of 2019, due to the timing of shipments to international customers. Intrepid's Trio® average net realized sales price per ton decreased 6% during the first quarter of 2020 as compared to the first quarter of 2019 due primarily to lower domestic pricing.

Cost of goods sold increased 57% compared to the first quarter of 2019, due to increased sales volume and a higher percentage of tons sold as premium Trio® which has a higher per ton carrying cost than other Trio® products. Also, in the first quarter of 2019, a higher portion of tons sold had been written down in prior quarters through lower of cost or net realizable adjustments which resulted in lower per ton costs of product sold.

Trio® production volume decreased 21% in the first quarter of 2020, compared to the first quarter of 2019, as Intrepid used fewer tons of work-in-process inventory to convert to premium Trio®.

Oilfield Solutions

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Sales	$7,741	$6,623
Gross margin	$4,844	$3,073

Gross margin increased $1.8 million, or 58% compared to the first quarter of 2019. Sales increased $1.1 million in the first quarter of 2020, compared to the same period in 2019, mainly due to a $2.6 million increase in water sales offset by a $1.8 million decrease in sales of potash in our high-speed mixing service. Oilfield solutions water sales increased due to strong demand and the acquisition of additional water rights as part of Intrepid South.

Recent decreases in the price and demand for oil as a result of the COVID-19 pandemic have led to reduced demand for water and Intrepid's high-speed mixing service. Intrepid expects the planned reduction in activities by operators will reduce its water sales in the second quarter, and likely into the second half of 2020, although the unprecedented conditions resulting from COVID-19 make forecasting future demand difficult. Given this uncertainty, Intrepid is suspending its 2020 water guidance.

Liquidity

Cash provided by operations was $14.8 million during the first quarter of 2020. Cash used in investing activities was $0.9 million, as additions to property, plant, and equipment were mostly offset by a $4.8 million sale of land on the Intrepid South property. As of March 31, 2020, Intrepid had $44.4 million in cash and cash equivalents.

On April 16, 2020, Intrepid repaid at maturity its Series A Senior Notes in the amount of $20 million. After the payment, Intrepid had $26 million in cash on hand, $30 million outstanding on its senior notes, and $30 million in borrowing under its revolving credit facility with $44 million available to borrow.

In April 2020, Intrepid also completed the approval process and was funded for a loan under the CARES Act Paycheck Protection Program. Under the program, Intrepid borrowed $10 million. Intrepid will use the loan to fund payroll and other eligible expenses. Pursuant to the current guidelines of the CARES Act Paycheck Protection Program, Intrepid expects the majority of the loan will be forgiven. Intrepid entered into amendments with its senior noteholders and under its credit facility to permit the additional indebtedness.

Notes

1 Adjusted net (loss) income, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information - Please note the updated format

A teleconference to discuss the quarter is scheduled for May 7, 2020, at 12:00 p.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

Due to the extension of Denver County's stay-at-home policy until May 8, Intrepid is not able to hold a question and answer session with investors on May 7. Intrepid will hold another live call for investors on Monday, May 11 at 12:00 p.m. ET, to respond to investor questions. Intrepid believes the change in the timing and process of its investor call better aligns with its actions to limit the exposure to COVID-19 and will lead to a more productive teleconference.

Intrepid plans to release its first quarter 2020 10-Q on May 7. Intrepid encourages those with questions to read the 10-Q and email questions directly to Intrepid’s Investor Relations team (ir@intrepidpotash.com) or to Matt Preston, Vice President of Finance, (matt.preston@intrepidpotash.com) in advance of the meeting. On Monday's call, Intrepid will hold an extended question and answer session and respond to both email and live questions. The dial-in number for the Q&A call on Monday, May 11 is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of both the conference call and the investor Q&A call will be available at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 4399 or 4557, for the conference call or the investor Q&A call, respectively.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products and services;

•	challenges to Intrepid's water rights;

•
Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;

•	Intrepid’s ability to integrate the Intrepid South assets into its existing business and achieve the expected benefits of the acquisition;

•	Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	Intrepid's ability to prevail in outstanding legal proceedings against it;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments;

•	the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations;

•	Intrepid's ability to regain compliance with the continued listing criteria of the New York Stock Exchange ("NYSE"); and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Vice President - Finance
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Sales	$63,984	$57,554
Less:
Freight costs	11,860	10,456
Warehousing and handling costs	2,904	2,236
Cost of goods sold	43,047	31,694
Lower of cost or net realizable value inventory adjustments	550	—
Gross Margin	5,623	13,168

Selling and administrative	6,599	5,807
Accretion of asset retirement obligation	435	417
Litigation settlement	10,075	—
(Gain) loss on sale of asset	(4,696)	19
Other operating (income) expense	(11)	501
Operating (Loss) Income	(6,779)	6,424

Other Income (Expense)
Interest expense, net	(792)	(603)
Interest income	116	—
Other (expense) income	16	334
(Loss) Income Before Income Taxes	(7,439)	6,155

Income Tax Benefit	42	—
Net (Loss) Income	$(7,397)	$6,155

Weighted Average Shares Outstanding:
Basic	129,572	128,730
Diluted	129,572	130,880
Earnings Per Share:
Basic	$(0.06)	$0.05
Diluted	$(0.06)	$0.05

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2020 AND DECEMBER 31, 2019
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$44,371	$20,603
Accounts receivable:
Trade, net	31,862	23,749
Other receivables, net	1,554	1,247
Inventory, net	87,860	94,220
Prepaid expenses and other current assets	4,669	5,524
Total current assets	170,316	145,343

Property, plant, equipment, and mineral properties, net	372,057	378,509
Water rights	19,184	19,184
Long-term parts inventory, net	28,403	27,569
Other assets, net	7,726	7,834
Total Assets	$597,686	$578,439

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,377	$9,992
Income taxes payable	50	50
Accrued liabilities	27,461	13,740
Accrued employee compensation and benefits	3,994	4,464
Advances on credit facility	—	19,817
Current portion of long-term debt	20,000	20,000
Other current liabilities	19,393	19,382
Total current liabilities	83,275	87,445

Advances on credit facility	29,817	—
Long-term debt, net	29,781	29,753
Asset retirement obligation	22,574	22,140
Operating lease liabilities	3,577	4,025
Other non-current liabilities	420	420
Total Liabilities	169,444	143,783

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
129,643,509 and 129,553,517 shares outstanding
at March 31, 2020, and December 31, 2019, respectively	130	130
Additional paid-in capital	653,946	652,963
Retained deficit	(225,834)	(218,437)
Total Stockholders' Equity	428,242	434,656
Total Liabilities and Stockholders' Equity	$597,686	$578,439

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(7,397)	$6,155
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for doubtful accounts	275	—
Depreciation, depletion and amortization	9,586	8,746
Accretion of asset retirement obligation	435	417
Amortization of deferred financing costs	86	68
Amortization of intangible assets	80	—
Stock-based compensation	1,032	1,031
Accrual for litigation settlement	10,075	—
Lower of cost or net realizable value inventory adjustments	550	—
(Gain) loss on disposal of assets	(4,696)	19
Other	—	4
Changes in operating assets and liabilities:
Trade accounts receivable, net	(8,388)	(3,057)
Other receivables, net	(308)	(362)
Inventory, net	4,976	(4,091)
Prepaid expenses and other current assets	857	103
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	8,119	2,455
Operating lease liabilities	(552)	(479)
Other liabilities	41	(2,888)
Net cash provided by operating activities	14,771	8,121

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(5,710)	(3,958)
Deposit on asset purchase	—	(3,250)
Proceeds from sale of assets	4,786	—
Net cash used in investing activities	(924)	(7,208)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings on credit facility	10,000	—
Employee tax withholding paid for restricted stock upon vesting	(49)	(112)
Proceeds from exercise of stock options	—	9
Net cash provided by (used in) financing activities	9,951	(103)

Net Change in Cash, Cash Equivalents and Restricted Cash	23,798	810
Cash, Cash Equivalents and Restricted Cash, beginning of period	21,239	33,704
Cash, Cash Equivalents and Restricted Cash, end of period	$45,037	$34,514

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest	$227	$49
Income taxes	$—	$—
Amounts included in the measurement of operating lease liabilities	$637	$565
Accrued purchases for property, plant, equipment, and mineral properties	$2,557	$1,435
Right-of-use assets exchanged for operating lease liabilities	$104	$5.916

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net (Loss) Income	$(7,397)	$6,155
Adjustments
Litigation Settlement	10,075	—
Gain on sale of asset	(4,696)	—
Total adjustments	5,379	—
Adjusted Net (Loss) Income	$(2,018)	$6,155

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended March 31,
	2020	2019
Net (Loss) Income Per Diluted Share	$(0.06)	$0.05
Adjustments
Litigation settlement	0.08	—
Gain on sale of asset	(0.04)	—
Total adjustments	0.04	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.02)	$0.05

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net (Loss) Income	$(7,397)	$6,155
Litigation settlement	10,075	—
Gain on sale of asset	(4,696)	—
Interest expense	792	603
Income tax expense	(42)	—
Depreciation, depletion, and amortization	9,586	8,746
Amortization of intangible assets	80	—
Accretion of asset retirement obligation	435	417
Total adjustments	16,230	9,766
Adjusted EBITDA	$8,833	$15,921

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2020
(in thousands, except per ton amounts)	Potash	Trio®
Total Segment Sales	$33,791	$22,581
Less: Segment byproduct sales	3,973	1,380
Freight costs	4,540	6,534
Subtotal	$25,278	$14,667

Divided by:
Tons sold	99	76
Average net realized sales price per ton	$255	$193

	Three Months Ended March 31,
	2019
(in thousands, except per ton amounts)	Potash	Trio®
Total Segment Sales	$34,330	$17,809
Less: Segment byproduct sales	5,785	1,259
Freight costs	3,242	5,035
Subtotal	$25,303	$11,515

Divided by:
Tons sold	88	56
Average net realized sales price per ton	$288	$206

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(In thousands)

	Three Months Ended March 31, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$29,818	$—	$—	$(129)	$29,689
Trio®	—	21,201	—	—	21,201
Water	583	1,247	6,661	—	8,491
Salt	2,096	133	—	—	2,229
Magnesium Chloride	759	—	—	—	759
Brines	535	—	31	—	566
Other	—	—	1,049	—	1,049
Total Revenue	$33,791	$22,581	$7,741	$(129)	$63,984

	Three Months Ended March 31, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$28,545	$—	$1,822	$(1,208)	$29,159
Trio®	—	16,550	—	—	16,550
Water	340	942	4,104	—	5,386
Salt	3,001	317	—	—	3,318
Magnesium Chloride	1,740	—	—	—	1,740
Brines	704	—	—	—	704
Other	—	—	697	—	697
Total Revenue	$34,330	$17,809	$6,623	$(1,208)	$57,554

Three Months Ended March 31, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$33,791	$22,581	$7,741	$(129)	$63,984
Less: Freight costs	5,441	6,548	—	(129)	11,860
Warehousing and handling costs	1,296	1,608	—	—	2,904
Cost of goods sold	22,720	17,430	2,897	—	43,047
Lower of cost or net realizable value inventory adjustments	—	550	—	—	550
Gross Margin (Deficit)	$4,334	$(3,555)	$4,844	$—	$5,623
Depreciation, depletion, and amortization incurred[1]	$7,312	$1,508	$632	$214	$9,666

Three Months Ended March 31, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$34,330	$17,809	$6,623	$(1,208)	$57,554
Less: Freight costs	4,640	5,035	781	—	10,456
Warehousing and handling costs	1,267	969	—	—	2,236
Cost of goods sold	19,059	11,074	2,769	(1,208)	31,694
Gross Margin	$9,364	$731	$3,073	$—	$13,168
Depreciation, depletion, and amortization incurred[1]	$6,795	$1,558	$190	$203	$8,746

(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.